Exhibit 99.1

Harpoon Therapeutics Announces Closing of Public Offering of Common Stock

Underwriters Fully Exercise Option to Purchase Additional Shares

South San Francisco, Calif., January 11, 2021 – Harpoon Therapeutics, Inc. (Nasdaq: HARP) announced today the closing of its underwritten public offering of 6,764,704 shares of its common stock, which includes 882,352 shares sold upon the underwriters’ full exercise of their option to purchase additional shares, resulting in aggregate gross proceeds of approximately $115.0 million, before deducting underwriting discounts and commissions and offering expenses payable by Harpoon Therapeutics.

SVB Leerink and Piper Sandler acted as joint bookrunning managers for the offering. Baird and Truist Securities acted as co-lead managers for the offering. Roth Capital Partners acted as co-manager for the offering.

The shares of common stock were offered pursuant to a “shelf” registration statement previously filed with and declared effective by the Securities and Exchange Commission (SEC). The offering is being made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from: SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at (800) 808-7525, ext. 6132 or by email at syndicate@svbleerink.com or Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, by telephone at (800) 747-3924 or by email at prospectus@psc.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, if at all, will be made only by means of a prospectus supplement and accompanying prospectus, which are a part of the effective registration statement.

Contacts:

Harpoon Therapeutics, Inc.

Georgia Erbez

Chief Financial Officer

650-443-7400

media@harpoontx.com

Westwicke ICR

Robert H. Uhl

Managing Director

858-356-5932

robert.uhl@westwicke.com